INCARA PHARMACEUTICALS CORPORATION
                                 P.O. BOX 14287
                              3200 EAST HIGHWAY 54
                          CAPE FEAR BUILDING, SUITE 300
                  RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709

                  ---------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 6, 2000
                  ---------------------------------------------


TO THE STOCKHOLDERS OF INCARA PHARMACEUTICALS CORPORATION:

      The Annual Meeting of Stockholders (the "Meeting") of Incara Pharmaceuticals Corporation ("Incara") will be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on Thursday, April 6, 2000 at 5:00 p.m., for the following purposes:

      1.  To elect a board of five directors;

      2. To approve amendments to Incara's 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 200,000 shares to 400,000 shares;

      3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of Incara for the fiscal year ending September 30, 2000; and

      4. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the attached Proxy Statement.

The Board of Directors has fixed the close of business on February 7, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders of Incara entitled to vote at the Meeting will be available for examination by a stockholder at Incara's office, for the ten days prior to the Meeting and during normal business hours. All such stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person, even if such stockholder returned a proxy.

Incara's Proxy Statement and proxy is submitted herewith along with Incara's Annual Report to Stockholders for the fiscal year ended September 30, 1999.

                        IMPORTANT--YOUR PROXY IS ENCLOSED


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                           By Order of the Board of Directors



                                           RICHARD W. REICHOW
                                           EXECUTIVE VICE PRESIDENT,
                                           CHIEF FINANCIAL OFFICER,
                                           TREASURER AND SECRETARY
Research Triangle Park,
North Carolina
February 14, 2000

                       INCARA PHARMACEUTICALS CORPORATION
                                 P.O. BOX 14287
                              3200 EAST HIGHWAY 54
                          CAPE FEAR BUILDING, SUITE 300
                  RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  APRIL 6, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

  The enclosed proxy is solicited by the Board of Directors (the "Board") of Incara Pharmaceuticals Corporation, a Delaware corporation ("Incara" or the "Company"), for use at Incara's Annual Meeting of Stockholders to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, at 5:00 p.m. on Thursday, April 6, 2000, and any adjournments thereof (the "Meeting"). The cost of soliciting proxies will be borne by Incara. In addition to solicitation of proxies by mail, employees of Incara, without extra remuneration, might solicit proxies personally or by telephone. Incara will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of the principal executive offices of Incara is P.O. Box 14287, Research Triangle Park, North Carolina 27709. Copies of this Proxy Statement and accompanying proxy card will be mailed to stockholders on or about February 14, 2000.

REVOCABILITY OF PROXIES

  Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to Incara (Attention:
Richard W. Reichow, Corporate Secretary), or by attending the Meeting and voting in person.

VOTING

  When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

    1.  FOR the election of the five nominees for director identified below;

    2. FOR the approval of amendment to the 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 200,000 shares to 400,000 shares;

    3. FOR ratification of the appointment of PricewaterhouseCoopers LLP, Raleigh, North Carolina, as independent auditors of Incara for the fiscal year ending September 30, 2000; and

    4. In the discretion of the proxies with respect to any other matters properly brought before the stockholders at the Meeting.

RECORD DATE


  Only the holders of record of Incara's Common Stock at the close of business on the record date, February 7, 2000 (the "Record Date"), are entitled to notice of and to vote at the Meeting. On the Record Date, 5,017,569 shares of Common Stock were outstanding. Stockholders will be entitled to one vote for each share of Common Stock held on the Record Date.

                     PROPOSAL NO. 1 - ELECTIONS OF DIRECTORS

NOMINEES

  Incara's By-Laws provide that the number of directors constituting the Board of Directors shall be no less than one nor greater then seven. The number of directors currently authorized is five. Therefore, that number of directors are to be elected to serve for one year, until the election and qualification of his successor, or until his death, removal or resignation. It is intended that proxies, not limited to the contrary, will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. Each nominee listed below has agreed to serve as a director if elected. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Incara.

        NAME OF NOMINEE                               AGE     DIRECTOR SINCE
        ---------------                               ---     --------------
        Clayton I. Duncan..............................50         1995
        Joseph J. Ruvane, Jr...........................74         1995
        David B. Sharrock..............................63         1995
        Edgar H. Schollmaier...........................66         1998
        Stephen M. Prescott, M.D.......................51          N/A

  CLAYTON I. DUNCAN has been President, Chief Executive Officer and a director of Incara since January 1995. From 1989 until December 1993, Mr. Duncan was President and Chief Executive Officer of Sphinx Pharmaceuticals Corporation ("Sphinx"), a biopharmaceutical company which was acquired by Eli Lilly and Company ("Lilly") in September 1994. From December 1993 until September 1994, he served as an independent consultant to Sphinx with regard to the sale of Sphinx to Lilly. From 1987 to 1989, Mr. Duncan was a General Partner of Intersouth Partners, a venture capital firm. From 1979 to 1987, he was an executive with Carolina Securities Corporation, a regional investment banking firm, serving as Executive Vice President and a director from 1984 to 1987. Mr. Duncan was founder and Chairman of the Board of CRX Medical, Inc., a medical products company that conducted research and development in wound management, ophthalmic disorders and interventional radiology. Mr. Duncan is also a director of Aeolus Pharmaceuticals, Inc., CPEC LLC, and Renaissance Cell Technologies, Inc., all of which are subsidiaries of Incara. Mr. Duncan received an M.B.A. from the University of North Carolina at Chapel Hill. In addition, Mr. Duncan is a director of The Forest at Duke, a continuing-care retirement community, and Chairman of the Board of Directors of the Carolina Ballet, a professional ballet company.


  JOSEPH J. RUVANE, JR. has been director of Incara since May 1995. Mr. Ruvane was a director of Sphinx from 1989 to 1994, serving as its Chairman of the Board from 1990 to 1994. From 1988 to 1990, Mr. Ruvane served as Vice Chairman of the Board of Directors of Glaxo, Inc. ("Glaxo"), a multi-national pharmaceutical company. From 1981 to 1988 he served as President and Chief Executive Officer of Glaxo. Mr. Ruvane also serves as a director of Connetics Corporation, a biotechnology company, and Pozen, Inc., a privately held drug development company.


  DAVID B. SHARROCK has been a director of Incara since October 1995. Mr. Sharrock was associated with Marion Merrell Dow, Inc., a multi-national pharmaceutical company, and its predecessor companies for over 35 years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President, Chief Operating Officer and a director, and in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. Mr. Sharrock is also a director of Interneuron Pharmaceuticals, Inc.("Interneuron") and Broadwing Inc.

  EDGAR H. SCHOLLMAIER has been a director of Incara since May 1998. Mr. Schollmaier is Chairman of Alcon Laboratories, Inc. ("Alcon"), a wholly owned subsidiary of Nestle' SA. He served as President of Alcon from 1972 to 1997 and was Chief Executive Officer for the last 20 years of that term. He is a graduate of the University of Cincinnati and the Harvard Graduate School of Business Administration. He serves as a director of DENTSPLY International, Inc., a dental products company, and Stevens International Inc., a printing and packaging company. In addition, he is a Regent of Texas Christian University and a director of the University of Cincinnati Foundation, the Cook Children's Hospital, Research to Prevent Blindness and the Foundation of the American Academy of Ophthalmology.

  STEPHEN M. PRESCOTT, M.D. is the Executive Director of the Huntsman Cancer Institute at the University of Utah in Salt Lake City. Dr. Prescott received his M.D. degree from Baylor College of Medicine in 1973 and then completed training in Internal Medicine at the University of Utah. Dr. Prescott subsequently undertook advanced research training in biochemistry and molecular biology at Washington University School of Medicine. He joined the faculty at the University of Utah in 1982 and currently is a Professor of Internal Medicine at the University of Utah and holds the H.A. & Edna Benning Presidential Endowed Chair in Human Molecular Biology and Genetics. His previous position at the University of Utah (from 1998 - 1999) was Director of the Program in Human Molecular Biology & Genetics, in the Eccles Institute.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The business of Incara is under the general management of the Board of Directors as provided by the laws of Delaware and the By-Laws of Incara. During the fiscal year ended September 30, 1999, the Board of Directors held six formal meetings, excluding actions by unanimous written consent. Each member of the Board attended all of the fiscal 1999 meetings of Board of Directors and Board committees of which he was a member, except Mr. Sharrock did not attend a Board meeting, an Audit Committee meeting and a Compensation Committee meeting and Dr. Glenn L. Cooper, a former Board member, did not attend one Board meeting.

  The Board of Directors has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The Board has no Nominating Committee. The Audit Committee currently consists of Mr. Ruvane, Mr. Sharrock and Mr. Schollmaier. During fiscal 1999, the Audit Committee held two formal meetings. The Audit Committee reviews the results and scope of the audit and other services provided by Incara's independent public accountants. The Compensation Committee currently consists of Mr. Ruvane, Mr. Sharrock, and Mr. Schollmaier. During fiscal 1999, the Compensation Committee held two formal meetings. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for officers of Incara, and determines the amount and type of equity incentives granted to participants in Incara's 1994 Stock Option Plan (the "Option Plan") and the 1999 Equity Incentive Plan.

VOTE REQUIRED

  The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the Meeting shall be elected as directors of Incara. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will be excluded from the vote on this proposal.

THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

                     PROPOSAL NO. 2 - APPROVAL OF AMENDMENT
                    TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN

  Incara's 1995 Employee Stock Purchase Plan (the "ESPP") was adopted and approved by the Board of Directors in October 1995 and by the stockholders of Incara in November 1995. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). A total of 400,000 shares of Common Stock have been reserved for issuance under the ESPP, 200,000 of which are subject to stockholder approval at the Meeting. As of December 31, 1999, 110,298 shares of Common Stock had been purchased pursuant to the ESPP.

  The ESPP is administered by the Compensation Committee of the Board of Directors. Generally, each offering of Common Stock under the ESPP (an "Offering") is for a period of 12 months. Offerings under the ESPP commence on or about October 1 of each year. The first day of an Offering shall be the "Offering Date" for such Offering. The Board may adjust the Offering dates and periods, subject to certain limitations. The ESPP will continue until terminated by the Board of Directors or until all of the shares reserved for issuance under the ESPP have been issued.

  Participation in the ESPP is limited to eligible employees of Incara and any parent or subsidiary corporation of Incara designated by the Board of Directors for inclusion in the ESPP (individually, a "Participating Company") who authorize payroll deductions. Payroll deductions may not exceed 10% of compensation. No person who owns shares or holds options to purchase, or who as a result of participation in the ESPP would own shares or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of Incara at the start of an Offering is entitled to participate in the ESPP. In addition, employees who customarily work less than 20 hours per week or who customarily work not more than five months in any calendar year are not eligible to participate. Once an employee becomes a participant in the ESPP, the employee will automatically participate in each successive Offering until such time as the employee ceases to be an eligible employee, withdraws from the ESPP or terminates employment.

  On the last day of each Purchase Period (the "Purchase Date"), participants purchase shares of Incara's Common Stock ("Shares") with their accumulated payroll deductions. The purchase price per share (the "Purchase Price") at which the shares are sold under the ESPP generally will be 85% of the lesser of the fair market value of the Common Stock on the first day of the Offering or the Purchase Date. The ESPP provides that if the fair market value of the Common Stock on a Purchase Date other than the final Purchase Date of an Offering is less than the fair market value of the Common Stock on the Offering Date for such Offering, then every participant, unless such participant otherwise elects in accordance with the ESPP, shall automatically be withdrawn from such Offering at the end of such Purchase Date and after the acquisition of shares for such Purchase Period and be enrolled in the next Offering commencing subsequent to such Purchase Period.

  The number of shares a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's compensation by the Purchase Price. Subject to certain limitations, during an Offering each participant has a "Purchase Right" consisting of the right to purchase the lesser of the whole number of shares determined by dividing $50,000 by the fair market value of a share on the first day of the Offering or 30,000 shares. However, participants may not purchase shares under the ESPP or any other Company Plan under Section 423 of the Code having a fair market value exceeding $25,000 (as determined for purposes of the Code as of the ESPP Offering Date for each ESPP Offering Period) in any calendar year in which such participant's Purchase Right with respect to such ESPP Offering Period remains outstanding. Any cash balance remaining in the participant's account is refunded to the participant as soon as practicable after the Purchase Date. If the refund is less than the amount necessary to purchase a whole share, Incara may maintain cash in the participant's account and apply it toward the purchase of shares in the subsequent Purchase Period or Offering.

  A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. In effect, therefore, a participant is given an option which he or she may or may not exercise at the end of a Purchase Period. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

  In the event of a transfer of control of Incara (as defined in the ESPP), the Board of Directors may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to assume Incara's rights and obligations under the ESPP. Purchase Rights that are neither assumed by the Acquiring Corporation nor exercised as of the transfer of control terminate as of the date of the transfer of control.

  The Board may amend or terminate the ESPP but may not affect Purchase rights previously granted under the ESPP or adversely affect the right of any participant except as permitted by the ESPP, as necessary to qualify the ESPP as an "employee stock purchase plan" pursuant to Section 423 of the Code of to obtain qualification or registration of the shares under applicable foreign, federal or state securities laws. The stockholders must approve any amendment increasing the shares reserved or changing the class of employees eligible for participation in the ESPP or the definition of a corporation that may be designated by the Board as a Participating Company within 12 months of the adoption of such amendment by the Board.

  Of the 200,000 shares subject to stockholder approval, the amount to be received by any participant is not determinable at this time.

FEDERAL INCOME TAX CONSEQUENCES

  The following summary is intended only as a general guide under current law as to the United States federal income tax consequences of participation in the ESPP and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. This summary assumes that the exercise of a Purchase Right under the ESPP constitutes an exercise pursuant to an "employee stock purchase plan" under Section 423 of the Code.

  PURCHASE RIGHTS. Generally, there are no tax consequences to an employee of either becoming a participant in the ESPP or purchasing Shares under the ESPP. The tax consequences of a disposition of Shares vary depending on the period such stock is held before its disposition. If a participant disposes of Shares within two years of the Offering Date or one year after the Purchase Date on which the Shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares on the disposition date (determined without regard to securities law restrictions) over the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the Shares is a capital gain or loss.

  If the participant disposes of Shares more than two years after the Offering Date or more than one year after the Purchase Date on which the Shares are acquired, or dies while holding Shares (whether or not within such period) the participant recognizes ordinary income in the year of disposition or death in an amount equal to the lesser of (1) the excess of the fair market value of the Shares on the date of disposition or death over the purchase price or (2) the excess of the fair market value of the Shares on the Offering Date over the purchase price. For this purpose, if the purchase price cannot be determined at the date of the option grant, then the purchase price is determined as though the option were exercised when granted. Any additional gain recognized by the participant on the disposition of the Shares is a capital gain. If the fair market value of the Shares on the date of disposition is less than the purchase price (as so determined), there is no ordinary income, and the loss recognized is a capital loss.

  If an employee disposes of the Shares in a disqualifying disposition, Incara is entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result, subject to the Section 162(m) deduction limit discussed below. In all other cases, no deduction is allowed to Incara.

  SECTION 162(M) DEDUCTION LIMIT. Under Section 162(m) of the Code, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation (the "Covered Employees") is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994. Income to a Covered Employee under the ESPP is subject to the Section 162(m) deduction limit.

PROPOSED AMENDMENT

  In January 2000, the Board of Directors adopted an amendment to the ESPP to increase the number of shares reserved for issuance thereunder from 200,000 shares to 400,000 shares.

  At the Meeting, the stockholders are being asked to approve the amendment to the ESPP to increase the number of shares authorized for issuance thereunder from 200,000 shares to 400,000 shares. The Board of Directors believes that increasing the number of shares available under the ESPP will benefit Incara, because it will provide participants with more opportunities to purchase shares pursuant to the ESPP which will be helpful in attracting, retaining and motivating valued employees.

VOTE REQUIRED

  The affirmative vote of the holder of a majority of the shares of Incara's 0Common Stock present or represented and voting on this proposal at the Meeting will be required to approve this amendment. Votes withheld on this proposal will be counted for purposes of determining the presence of absence of a quorum for the transaction of business and will be treated as shares represented and voting on this proposal at the Meeting. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Incara believes that abstentions should be counted for purposes of determining both whether a quorum is present at the Meeting and the total number of shares represented and voting on this proposal at the Meeting. In the absence of controlling precedent to the contrary, Incara intends to treat abstentions in this manner, which means they will have the same effect as votes against the proposal. In a 1988 case, BERLIN V. EMERALD PARTNERS, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum of the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to this proposal will therefore not be considered represented and voting and, accordingly, will not affect the determination as to whether the requisite vote has been obtained to approve this proposal.

  THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN.

       PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


  The Board of Directors of Incara has appointed the firm of PricewaterhouseCoopers LLP, Raleigh, North Carolina to serve as the independent auditors of Incara for the fiscal year ending September 30, 2000, and recommends that the stockholders ratify such action. PricewaterhouseCoopers has audited the accounts of Incara and its subsidiaries since Incara's inception in March 1994 and has advised Incara that it does not have, and has not had, any direct or indirect financial interest in Incara or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of PricewaterhouseCoopers are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

  The affirmative vote of the holders of a majority of the shares of Incara's Common Stock present or represented and voting on this proposal at the Meeting shall constitute ratification of the appointment of PricewaterhouseCoopers. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Board of Directors will reconsider its selection.

  THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS OF INCARA FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS


  The following table sets forth certain information regarding the ownership of shares of Incara's Common Stock as of the Record Date by (i) each person known by Incara to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of Incara, (iii) each of the Named Officers, as listed under " --Executive Compensation -- Summary Compensation" below, and (iv) all directors and executive officers of Incara as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock indicated below. As of the Record Date Incara had 5,017,569 shares of Common Stock outstanding. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after the Record Date for purposes of computing the percentage of Common Stock owned by such person but not for purposes of computing percentage owned by any other person.



                                                                               BENEFICIALLY    PERCENTAGE
                                                                                   OWNED          OWNED
                                                                               --------------  ------------

Clayton I. Duncan (1)............................................................  598,932         11.4%
Joseph J. Ruvane, Jr. (2)........................................................   49,172             *
David B. Sharrock (3)............................................................   41,951             *
Edgar H. Schollmaier (4).........................................................   31,062             *
Stephen M. Prescott, M.D. (4)....................................................    6,000             *
David P. Ward (5)................................................................  237,314          4.6%
Richard W. Reichow (6)...........................................................  259,582          5.1%
Barbara S. Schilberg (7).........................................................   91,941          1.8%
W. Bennett Love (8)..............................................................   87,750          1.7%.
Wellington Management Company, LLP...............................................  399,100          8.0%
   75 State Street
   Boston, Massachusetts  02107
W. Ruffin Woody, Jr..............................................................  310,000          6.2%
   124 B. South Main Street
   Roxboro, North Carolina  27573
Interneuron Pharmaceuticals, Inc. ...............................................  281,703          5.6%
   One Ledgemont Center
   99 Hayden Avenue
   Lexington, Massachusetts 02421
All directors and executive officers as a group (9 persons) (9)..................1,494,295         25.8%
_____________
    *Less than one percent






(1) Includes 227,375 shares owned (of which, 188,375 shares are unvested shares of restricted stock) by Mr. Duncan, 120,000 shares owned by Mr. Duncan's children, and 251,557 shares issuable upon exercise of options held by Mr. Duncan. Mr. Duncan disclaims beneficial ownership of the shares held by his children.

(2) Includes 3,000 shares owned and 46,172 shares issuable upon exercise of options held by Mr. Ruvane.

(3) Includes 1,000 shares owned and 42,951 shares issuable upon exercise of options held by Mr. Sharrock.

(4) Consists of shares issuable upon exercise of options held by named individual.

(5) Includes 120,814 shares owned (of which, 120,000 shares are unvested shares of restricted stock) and 116,500 shares issuable upon exercise of options held by Dr. Ward.

(6) Includes 143,782 shares owned (of which, 120,000 shares are unvested shares of restricted stock) and 115,800 shares issuable upon exercise of options held by Mr. Reichow.

(7) Includes 1,941 shares owned and 90,000 shares issuable upon exercise of options held by Ms. Schilberg.

(8) Includes 51,750 shares owned (of which, 44,000 shares are unvested shares of restricted stock) and 36,000 shares issuable upon exercise of options held by Mr. Love.

(9) See footnotes (1)-(8). Also includes 58,591 shares owned (of which, 49,000 shares are unvested shares of restricted stock) and 36,000 shares issuable upon exercise of options held by an executive officer who is not a Named Officer.


EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

  The following table sets forth all compensation earned for services rendered to it in all capacities for the fiscal years ended September 30, 1999, 1998 and 1997, by Incara's Chief Executive Officer and by the four most highly compensated officers who earned at least $100,000 in the respective fiscal year (collectively, the "Named Officers").

                                                            SUMMARY COMPENSATION TABLE


                                               Annual Compensation              Long Term Compensation Awards
                                             ------------------------    ---------------------------------------
Name and                          Fiscal                                 Stock Options       Restricted Stock          All Other
Principal Position                 Year        Salary        Bonus         (Shares)            (Shares) (2)        Compensation (1)
-------------------------------   --------   -----------   ----------  -------------------  -------------------- -------------------
Clayton I. Duncan                  1999      $300,000      $84,000             ---               188,375               $2,934
   President and Chief             1998       295,225       78,652         235,877                   ---                2,791
   Executive Officer               1997       275,600       95,400             ---                   ---                3,345

David P. Ward, M.D.                1999       235,000       51,994             ---               120,000                3,993
   Executive Vice President,       1998       221,250       44,520         140,000                   ---                3,657
   Research & Development          1997       207,000       54,000          20,000                   ---                3,134

Richard W. Reichow                 1999       235,000       54,637             ---               120,000                3,044
   Executive Vice President,       1998       212,250       46,825         140,000                   ---                2,811
   Chief Financial Officer,        1997       196,650       52,725          20,000                   ---                3,192
   Treasurer and Secretary

Barbara S. Schilberg (3)           1999       230,000       16,447             ---                   ---                1,397
   Executive Vice President        1998        17,466          ---         180,000                   ---                   66
   and General Counsel

W. Bennett Love                    1999       122,000       23,028             ---                44,000                1,608
   Vice President, Corporate       1998       117,333       17,480          54,000                   ---                1,554
   Planning/Communications         1997       105,452       17,280          29,000                   ---                1,708

----------------------
(1) Consists of life and long-term disability insurance premiums and health club fees reimbursed or paid on behalf of the Named Officers.
(2) As of September 23, 1999, the Named Officer purchased the number of shares of restricted stock indicated at par value ($0.001 per share) and cancelled stock options to purchase an equal number of shares of common stock. The shares of restricted stock vest over up to three years from the date of grant and vesting could be accelerated pursuant to certain events, such as a change of control or an involuntary termination of employment. No shares were vested as of September 30, 1999. The value of the restricted stock received by the Named Officer, based on the closing price of Incara's stock on September 23, 1999 ($0.625), was as follows: for Mr. Duncan $117,546; for Dr. Ward $74,880; for Mr. Reichow $74,880; and for Mr. Love $27,456.
(3)    Ms. Schilberg has resigned, effective January 31, 2000.

    MANAGEMENT INCENTIVE PLAN

         The Compensation Committee and the Board of Directors has approved a Management Incentive Plan ("MIP") for the executive officers of Incara.
  The MIP provides for cash payments to the executive officers upon the achievement of certain corporate and individual objectives. The MIP is intended to be an annual compensation program. For the calendar year ended December 31, 1999 and the calendar year ended December 31, 1998, the corporate objectives related primarily to the development and commercialization of bucindolol and the identification and advancement of other potential products or programs. The corporate and individual objectives for calendar 1999 have been evaluated and measured, and cash payments will be made to the executive officers in January 2000.

  OPTION GRANTS, EXERCISES AND HOLDINGS AND FISCAL YEAR-END OPTION VALUES

         No stock option grants were made to any of the Named Officers during the fiscal year ended September 30, 1999.

    The following table sets forth certain information concerning all stock options exercised during the fiscal year ended September 30, 1999 by the Named Officers, and the number and value of unexercised options held by the Named Officers as of September 30, 1999:

                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                       Number of                            Value of
                                                                 Securities Underlying                    Unexercised
                                                                  Unexercised Options                 In-the-Money Options
                             Shares                              at September 30, 1999              at September 30, 1999(2)
                            Acquired        Value          ----------------------------------   ---------------------------------
Name                      on Exercise     Realized (1)     Exercisable      Unexerciseable      Exercisable      Unexerciseable
----------------------    -------------   --------------   -------------    -----------------------------------------------------
Clayton I. Duncan                    -                -         251,557                    -        $ 57,546                 $ -
David P. Ward, M.D.                  -                -         116,500                    -          28,588                   -
Richard W. Reichow                   -                -         115,800                    -          28,381                   -
Barbara S. Schilberg                 -                -          45,000              135,000               -                   -
W. Bennett Love                      -                -          36,000                    -               -                   -

----------------------
(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Value based on the difference between the fair market value of the shares of Common Stock at September 30, 1999 ($0.65625), as quoted on the Nasdaq Stock Market, and the exercise price of the options.

EMPLOYMENT AGREEMENTS

  In September 1999, Incara entered into individual severance agreements with Mr. Duncan, Dr. Ward, Mr. Reichow and Mr. Love. The severance agreements provide that if the officer's employment with Incara is terminated, without just cause, subsequent to a change in control as defined in the severance agreements, such officer shall receive a severance benefit of two and one-half times his annual base salary and average bonus.

  In December 1997, Incara entered into a three-year employment agreement with Mr. Duncan. The agreement provides for an annual base salary (which was increased to $330,000 in January 2000) and annual bonuses based on the achievement of performance milestones to be mutually agreed upon by Mr. Duncan and the Board or its Compensation Committee. The agreement with Mr. Duncan also provides that during the term of the agreement and, unless Mr. Duncan terminates his employment for cause, for a period of one year thereafter, Mr. Duncan will not compete with Incara, directly or indirectly. In the event Mr. Duncan's employment is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay for a period of one year, Mr. Duncan's base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

  In November 1998, Incara entered into three-year employment agreements with each of Dr. Ward and Mr. Reichow. The agreements provide for base salaries and annual bonuses based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. The agreements also provide that during their term and, unless the employee terminates his employment for cause, for a period of nine months thereafter, the employee will not compete with Incara, directly or indirectly. In the event that the employment of Dr. Ward or Mr. Reichow is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay, for a period of nine months, Dr. Ward or Mr. Reichow, as the case may be, his base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

  In November 1998, Incara entered into a three-year employment agreement with Mr. Love. The agreement provides for base salary and annual bonus based upon the achievement of performance milestones to be mutually agreed upon by Mr. Love and the Chief Executive Officer, the Board or the Compensation Committee. The agreement also provides that during its term and, unless Mr. Love terminates his employment for cause, for a period of six months thereafter, Mr. Love will not compete with Incara, directly or indirectly. In the event that the employment of Mr. Love is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay Mr. Love his base salary for a period of six months.

COMPENSATION OF DIRECTORS

  All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. For fiscal 1999 and through January 17, 2000, each director who was not an employee of Incara received a fee of $2,000 per

Board meeting attended in person. In addition, the Option Plan provided for the grant of nonstatutory options to non-employee directors of Incara pursuant to a non-discretionary, automatic grant mechanism (the "Automatic Grant Program"). Each non-employee director of Incara ("Eligible Director") was granted a stock option to purchase 5,000 shares of Incara Common Stock on the date each such person first became an Eligible Director. Each Eligible Director thereafter was granted automatically each year upon re-election (except in the year his or her initial director stock option was granted) an option to purchase 3,000 shares of Incara Common Stock as long as such director was a member of the Board. The exercise price of options granted under the Automatic Grant Program is the fair market value of Incara's Common Stock on the date of grant. Such options became exercisable ratably over 36 months commencing one month from the date of grant and will expire the earlier of 10 years after the date of grant or 90 days after termination of the director's service on the Board.

  After a review of director compensation programs of other companies in its industry, on January 18, 2000, the Compensation Committee and the Board adopted a new compensation program for Eligible Directors. Each Eligible Director will receive an annual retainer of $13,000 and will receive a fee of $500 for each Board meeting attended in person. The annual retainer will be due on the date that the Eligible Director is elected or re-elected to the Board of Directors. Directors may elect to receive all or a portion of their annual retainer as an option to purchase Common Stock. Any remainder will be paid in cash. Any option elected will enable the director to purchase a number of shares equal to three times the number of shares that could have been purchased with the portion of the annual retainer elected to be received as an option. The exercise price per share for the option will be the fair market value of the Common Stock on the date of the grant. The date of grant will be the date the annual retainer is granted to the director. These options will be fully vested upon grant and will be exercisable for ten years from the date of the grant. This director compensation program was adopted on January 18, 2000, subject to the transition policy that the date of the annual retainer and the grant date shall be January 18, 2000 for each Eligible Director who was a director on the date the program was adopted and the director shall not receive any additional retainer at the Meeting. In addition, the Automatic Grant Program was revised to increase the initial stock option grant for new Eligible Directors from 5,000 shares to 10,000 shares and the annual automatic stock option grant was increased from 3,000 shares to 6,000 shares. The options will become exercisable ratably over 36 months commencing one month from the date of grant and will expire 10 years after the date of grant.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Neither the material in this report, nor the performance graph included in this proxy statement under the heading "-- Performance Graph" (the "Performance Graph"), is soliciting material, is or will be deemed filed with the Securities and Exchange Commission or is or will be incorporated by reference in any filing of Incara under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporating language in such filing.

  The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs of Incara's executive officers. The Compensation Committee met two times during fiscal 1999 to review executive compensation policies, compensation programs, and individual salaries and awards for the executive officers. The purpose of this report is to inform stockholders of Incara's compensation policies for executive officers and the rational for the compensation paid to executive officers in fiscal 1999.

COMPENSATION PHILOSOPHY

  Incara's compensation program is designed to motivate and reward the executives responsible for the financial and strategic objectives essential to Incara's long-term success and stockholder value. The financial goals for compensation plans are reviewed and approved by the Compensation Committee.

  Incara's total compensation philosophy is designed to support its overall objective of creating value for its stockholders. Key objectives of this philosophy are:

o To attract and retain key executives critical to the long-term success of Incara;

o To support a performance-oriented environment that rewards performance with respect to Incara's short-term and long-term financial goals;

o To encourage maximum performance through the use of appropriate incentive programs; and

o To align the interests of executives with those of Incara's stockholders by providing a significant portion of compensation in Incara's Common Stock.

BASE SALARY

  The Compensation Committee annually reviews the base salary of each officer. In determining appropriate salary levels, the Compensation Committee considers individual performance, experience, level of responsibility, internal equity and external pay practices for the comparable positions. The Compensation Committee has decided not to use the compensation information of the companies included in the CRSP Nasdaq Pharmaceuticals Stocks Index shown in the Performance Graph because most of the companies included in the index are larger than Incara and therefore the information is not considered to be comparable.

MANAGEMENT INCENTIVE PLAN

  Incara has established the MIP to reward participants for their contributions to the achievement of company-wide performance goals. Each year the Board will approve both the performance measures selected and the specific financial targets used under the MIP. The Compensation Committee believes these goals will drive the future success of the Company's business and will enhance stockholder value. Awarded amounts are directly related to performance. The amount individual executives may earn (target awards) is directly dependent upon the individual's position, responsibility and ability to impact the Company's financial success. The MIP target payment as a percentage of base salary for the Chief Executive Officer is 40%, for executive vice presidents it is 30% and for the other vice presidents it is 25%. An individual may earn from 0% to 200% of the MIP target percentage.

  For calendar 1999 and calendar 1998, Incara's corporate objectives focused primarily on the development and commercialization of bucindolol and the identification and advancement of other potential products or programs. For calendar 1998, the Company achieved a weighted average of 70% of its corporate objectives, as the bucindolol and in-licensing objectives were 100% satisfied and the other objectives were not met.

  Company and individual performance for the calendar 1999 objectives has been evaluated, and cash payments will be made to the executive officers in January 2000. See "-- Executive Compensation -- Management Incentive Plan".

STOCK OPTIONS

  The Option Plan offered by Incara has been established to provide all employees of Incara with an opportunity to share, along with stockholders of Incara, in the long-term performance of Incara. Stock options only have value to the employee if the price of Incara's stock appreciates in value from the date the stock options were granted. Stockholders also benefit from such stock price appreciation.

  Grants of stock options are generally made upon commencement of employment, with additional grants being made periodically to all eligible employees, and, occasionally, following a significant change in job responsibility, scope or title. Stock options granted under the Option Plan generally have vesting schedules of three to four years and expire ten years from the date of grant. The exercise price of options granted under the Option Plan is usually 100% of fair market value of the Common Stock on the date of grant. See "-- Executive Compensation --Option Grants, Exercises and Holdings and Fiscal Year -- End Option Values".

RESTRICTED STOCK

  As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to the Company's management, employees and key consultants, the Compensation Committee and the Board adopted the 1999 Equity Incentive Plan (the "1999 Plan") in September 1999. The 1999 Plan provides for the grant of restricted stock ("Restricted Stock") awards which entitle employees and consultants to receive up to an aggregate of 1,400,000 shares of the Company's Common Stock upon satisfaction of specified vesting periods. As of September 30, 1999, Restricted Stock awards to acquire an aggregate of 1,209,912 shares had been granted to employees and key consultants of the Company in consideration of services rendered by the participants to the Company, the cancellation of options for an equal number of shares of Common Stock and payment of the par value of the shares. The shares of Restricted Stock vest over up to three years from the date of grant and vesting could be accelerated pursuant to certain events, such as a change of control or an involuntary termination of employment.

CEO COMPENSATION

  Mr. Duncan's base salary and grants of restricted stock and stock options for fiscal 1999 were determined in accordance with the criteria described in the Base Salary, Stock Options and Restricted Stock sections of this report. The annual base salary of Mr. Duncan was set at $300,000 as of January 3, 1998 and his salary was not changed during 1999. In January 2000, it was increased to $330,000. Mr. Duncan received a bonus of $84,000 in January 1999 pursuant to the MIP for calendar 1998. Mr. Duncan did not receive any stock options during fiscal 1999. He cancelled stock options to purchase 188,375 shares in connection with his grant of 188,375 shares of Restricted Stock.

CONCLUSION

  The Compensation Committee believes that Incara's compensation policies are structured to result in the highest level of performance from Incara's executives. By providing a significant portion of each executive's total potential compensation under the MIP and by providing each executive with a significant number of shares of restricted stock and stock options, the Compensation Committee believes that it has closely aligned Incara executive's personal interests with those of the Company and the stockholders. The Compensation Committee intends to continue to review and analyze its policies in light of the environment in which the Company competes for executives.

                                Submitted by:         The Compensation Committee

                                                      JOSEPH J. RUVANE, JR.
                                                      DAVID B. SHARROCK
                                                      EDGAR H. SCHOLLMAIER

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Mr. Ruvane, Mr. Sharrock and Mr. Schollmaier. Mr. Ruvane, Mr. Sharrock and Mr. Schollmaier were not at any time during fiscal 1999 or at any other time an officer or employee of Incara. No executive officer of Incara serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board of Directors of Incara or the Compensation Committee.

PERFORMANCE GRAPH

  The following graph shows a four-year (1) comparison of cumulative total stockholder returns (2) for Incara, the CRSP Nasdaq Pharmaceuticals Stocks Index and the CRSP Total Return Index of the Nasdaq Stock Market. (The "CRSP" is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on February 1, 1996 (the date of Incara's
IPO) in each of Incara's Common Stock, the stocks in the CRSP Nasdaq Pharmaceuticals Stocks Index and the stocks in the CRSP Total Return Index of the Nasdaq Stock Market.


                    02/01/96       09/30/96       09/30/97       09/30/98       09/30/99
                    --------       --------       --------       --------       --------
Incara               100.0          165.0          150.0           26.7            4.4
Pharmaceuticals      100.0           95.1          106.1           91.4          154.6
Nasdaq               100.0          116.7          160.2          162.9          264.5

------------------
(1) Indicates comparison of total return for all of fiscal 1999, 1998 and 1997 and solely for that period of fiscal 1996 (February 1, 1996 - September 30, 1996) during which Incara's Common Stock was registered under Section 12 of the Exchange Act.

(2) Total return assumes reinvestment of dividends. Total returns for the Nasdaq Stock Market and the Nasdaq Pharmaceuticals Stocks indices are weighted based on market capitalization.

CERTAIN TRANSACTIONS

  On July 15, 1999, Incara restructured its corporate relationship with Interneuron to reduce Interneuron's majority ownership of Incara in exchange for an increased ownership by Interneuron of CPEC, Inc. (the "Restructuring"). Prior to the Restructuring, CPEC, Inc. was owned 80.1% by Incara and 19.9% by Interneuron. As a preliminary step in the Restructuring, Incara acquired Interneuron's 19.9% interest in CPEC, Inc., which was then merged into CPEC LLC, a Delaware limited liability company. Incara redeemed 4,229,381 of the 4,511,084 shares of Incara Common Stock owned by Interneuron, in exchange for a 65.0% ownership of CPEC LLC and cancellation of certain liabilities owed to Interneuron by Incara and CPEC, Inc. which totalled $2,421,000.

  In May 1998, Incara acquired all of the outstanding stock of Transcell Technologies, Inc. ("Transcell") in a merger (the "Transcell Merger") of Transcell with and into Incara and also acquired certain related technology rights held by Interneuron in exchange for Incara Common Stock with an aggregate market value of $14,200,000. In addition, Incara issued replacement stock options and warrants to purchase 241,705 shares and 17,783 shares, respectively, of Incara Common Stock to Transcell employees consultants and warrant holders, with a total estimated value of $1,507,000. Prior to the Transcell Merger, Transcell and Incara were both majority-owned subsidiaries of Interneuron. Under the terms of the Agreement and Plan of Merger between Incara, Transcell and Interneuron dated March 2, 1998, Transcell stockholders receive Incara Common Stock in three installments. The first installment of 320,151 shares was issued upon closing the transaction on May 8, 1998 (the "Closing"). In exchange for certain license and technology rights held by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Incara issued to Interneuron 174,672 shares of Incara Common Stock at Closing with a value of $3,000,000 and agreed to pay Interneuron a royalty on net sales of certain products that might result from a Research Collaboration and Licensing Agreement originally entered into among Transcell, Interneuron and Merck & Co., Inc. In lieu of the second installment payment due to Interneuron, Interneuron retained 281,703 shares of Incara Common Stock as part of the Restructuring. On August 9, 1999, Incara issued 867,583 shares of Incara Common Stock, valued at approximately $1.38 per share, to the other former Transcell stockholders as payment for their second installment of the Transcell Merger in the principal amount of $1,202,000. The third and final installment of approximately $2,900,000 to the former Transcell stockholders, including Interneuron, is due in February 2000 and will be paid in shares of Incara Common Stock, calculated based on the per share price at that time.

  Incara has adopted a policy that all transactions between Incara and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board of Directors of Incara and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Incara than could be obtained from unaffiliated third parties. In addition, the policy requires that any loans by Incara to its executive officers, directors or other affiliates be for bona fide business purposes only.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  To Incara's knowledge, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended September 30, 1999.

DEADLINE FOR STOCKHOLDER PROPOSALS

  Stockholders having proposals that they desire to present at next year's annual meeting of stockholders of Incara should, if they desire that such proposals be included in Incara's Proxy Statement relating to such meeting, submit such proposals in time to be received by Incara not later than October 17, 2000. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested stockholders to that Rule. Proposals may be mailed to Richard W. Reichow, Corporate Secretary, Incara Pharmaceuticals Corporation, P.O. Box 14287, Research Triangle Park, North Carolina 27709.

  If a stockholder of the Company wishes to present a proposal before the 2001 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no later than January 1, 2001. If a stockholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

OTHER MATTERS

  The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgement of the person or persons acting thereunder.

                       INCARA PHARMACEUTICALS CORPORATION

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                                     PROXY

The undersigned, a stockholder of Incara Pharmaceuticals Corporation, a Delaware corporation ("Incara"), hereby constitutes and appoints Clayton I. Duncan and Richard W. Reichow, or either of them, attorneys and proxies with full power of substitution to act and vote all shares of the undersigned at the annual meeting of stockholders of Incara to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina on April 6, 2000 commencing at 5:00 p.m., Eastern Time, and any adjournment(s) thereof (the "Meeting"). The undersigned hereby directs this proxy to be voted as follows:

                   (Continued and to be signed on other side)

A [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


                                       FOR ALL NOMINEES       WITHHOLD AUTHORITY
                                       LISTED AT RIGHT          TO VOTE FOR ALL
                                       (except as marked to     NOMINEES LISTED
                                       the contrary below)         AT RIGHT

1. The election of five directors.           [ ]                     [ ]




INSTRUCTION: To withhold authority                NOMINEES:
to vote for any individual nominee                     Clayton I. Duncan
strike a line through the nominee's                    Joseph J. Ruvane, Jr.
name listed at right.                                  David B. Sharrock
                                                       Edgar H. Schollmaier
                                                       Stephen M. Prescott, M.D.



2. The approval of an amendment to the 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 200,000 to 400,000 shares, as described in the accompanying Proxy Statement.

                      FOR       AGAINST        ABSTAIN

                      [ ]         [ ]            [ ]

3. The ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending September 30, 2000.

                      [ ]         [ ]            [ ]

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-3, WITH DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY BE BROUGHT BEFORE THE MEETING. ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED FOR THE MEETING IS HEREBY REVOKED AND DECLARED NULL AND VOID AND WITHOUT ANY EFFECT WHATSOEVER.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.


                 (SEAL)
-----------------      ------------------------------------
Signature              Print name and title, if appropriate

                 (SEAL)                                     DATED:        , 2000
-----------------      ------------------------------------       --------
Signature              Print name and title, if appropriate

NOTE: [Please sign exactly as name appears on certificate(s)]